Exhibit 23.2



            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of up to $500,000,000 of its common shares, preferred shares, debt securities, warrants, purchase contracts and/or units and to the incorporation by reference therein of our report dated April 25, 2007, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
July 25, 2007